Exhibit 99.1

For Immediate Release

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey Chief Financial Officer Joan R. Riley Director of Investor Relations (312) 467-6755	Investor Relations: Eric Boyriven/Alexandra Tramont FD (212) 850-5600

QUIXOTE CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN DESIGNED TO PRESERVE USE OF NET OPERATING LOSSES

          CHICAGO, IL, March 17, 2009 – Quixote Corporation (Nasdaq: QUIX) today announced its Board of Directors has adopted a stockholder rights plan (the “Rights Plan”) designed to preserve stockholder value by protecting the value of certain tax assets, primarily federal net operating loss carryforwards, and their potential unintended limitation under Section 382 of the Internal Revenue Code.

          Net operating loss carryforwards (NOLs) can generally be used to offset future taxable income and therefore reduce federal income tax obligations. However, the Company’s ability to use its NOLs would be limited by Section 382 of the Internal Revenue Code if an “ownership change” occurs. Generally an “ownership change” as defined by Section 382 occurs if, at any time, one or more stockholders owning 5% or more of a company’s common stock increases their ownership by more than 50% over the prior three-year period. The Rights Plan was adopted to reduce the likelihood of an ownership change occurring that would result in an unintended triggering of Section 382 and its resulting restrictions on the Company’s NOLs. The Company had federal NOLs of approximately $44 million as of December 31, 2008.

          “The stockholder rights plan protects the interests of all our stockholders from the possibility of losing substantial value through limitations on the Company’s ability to use its tax assets, including net operating loss carryforwards, under Section 382,” said Bruce Reimer, President and Chief Executive Officer. “We believe this Rights Plan, similar to those adopted by other publicly-held companies, preserves stockholder value and is in the best interests of all stockholders of Quixote Corporation.”

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QUIXOTE CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN DESIGNED TO PRESERVE USE OF NET OPERATING LOSSES	Page: 2

          Under the Rights Plan, one Right will be distributed for each outstanding share of common stock of the Company as of the close of business on March 26, 2009. The Plan provides that if any person or group acquires 4.9% or more of the outstanding shares of common stock of the Company, there would be a triggering event causing significant dilution in the voting power of such person or group. However, existing stockholders who on March 16, 2009 own 4.9% or more of the outstanding shares of common stock of the Company will trigger a dilutive event only if they acquire additional shares representing one half of one percent or more of the outstanding shares. The Rights Plan may be terminated by the Board at any time prior to the Rights being triggered.

          The Rights Plan will continue in effect until March 16, 2019 or earlier (1) if the Board determines that the Plan is no longer needed to preserve the NOLs due to the implementation of legislative changes, (2) at the beginning of a taxable year of the Company to which the Board determines that no NOLs may be carried forward, or (3) if certain other events occur as described in the Rights Plan.

          On or prior to March 20, 2009, the Rights Plan will be filed by the Company with the Securities and Exchange Commission; this filing will contain additional information regarding the terms and conditions of the Rights Plan. In addition, stockholders of record of Quixote Corporation as of March 26, 2009 will be mailed a detailed summary of the Rights Plan.

          Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc. and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, road weather information systems, computerized highway advisory radio transmitting systems, flexible post delineators and other transportation safety products.

          This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts, including statements concerning our position with respect to net operating losses and possible limitations on their use. Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this release. Forward-looking statements are subject to numerous risks, uncertainties and assumptions about us and our business. Important factors that could cause actual results to differ materially from those in the forward looking statements include the difficulty of determining all of the facts relative to Section 382, unreported buying and selling activity by stockholders and unanticipated interpretations of the Internal Revenue Code and regulations as well as the risks and uncertainties discussed in our Form 10-Q for the quarter ended December 31, 2008, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations and “Risk Factors” in Part II which discussion is incorporated herein by this reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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